UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2012

ASPEN GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-165685	27-1933597
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

720 South Colorado Boulevard, Suite 1150N, Denver, CO 80246
(Address of Principal Executive Office) (Zip Code)

(646) 450-1843
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On September 28, 2012, Aspen Group, Inc. (“Aspen”) raised $2,757,000 from the sale of units consisting of shares of common stock and five-year warrants exercisable at $0.50 per share in a private placement offering to 14 accredited investors. The units sold contained a total of 7,877,144 shares of common stock and 3,938,572 warrants. In connection with the offering, Aspen agreed to register the shares of common stock and the shares of common stock underlying the warrants.  Of the investors, four are directors of Aspen whom invested a total of $212,000 in the offering.

In connection with these sales, Aspen paid Laidlaw & Company (UK) Ltd. a placement agent fee of $218,600.  The net proceeds to Aspen were $2,494,900.

As a result of this private placement, $1,706,000 of convertible notes sold earlier this year automatically converted into 5,130,795 shares of common stock. Aspen had agreed to register the shares of common stock and 1,282,674 shares issuable upon exercise of warrants issued to the note holders.

All of the shares and warrants sold were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933 (the “Act”) and Rule 506 promulgated thereunder and have not been registered.  These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Act. The investors are accredited investors and there was no general solicitation.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
10.3	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN GROUP, INC.

Date: September 29, 2012	By:	/s/ Michael Mathews
Name: Michael Mathews
Title: Chief Executive Officer